PRESS RELEASE FOR    EAGLE BANCORP, INC
IMMEDIATE RELEASE    CONTACT:
    David G. Danielson
January 27, 2021    240.552.9534
EAGLE BANCORP, INC. ANNOUNCES NET INCOME FOR FOURTH QUARTER 2020 OF $38.9 MILLION OR $1.21 PER SHARE
TOTAL ASSETS EXCEED $11 BILLION
BETHESDA, MD, Eagle Bancorp, Inc. (the “Company”) (NASDAQ: EGBN), the parent company of EagleBank (the “Bank”), today announced quarterly net income of $38.9 million for the fourth quarter of 2020, a 10% increase, as compared to $35.5 million net income for the fourth quarter of 2019. Net income per basic and diluted common share for the fourth quarter of 2020 was $1.21 compared to $1.06 for the same period in 2019, a 14% increase.
For the full year 2020, the Company reported net income of $132.2 million ($4.08 per fully diluted share) as compared to $142.9 million in net income ($4.18 per fully diluted share) for the full year 2019. The 2020 results include the adoption of the current expected credit losses ("CECL") accounting standard effective January 1, 2020.
Fourth Quarter Key Metrics
•Income Statement
◦Net income of $38.9 million (2nd best quarterly earnings over the last eight quarters)
◦Revenue growth of 4% over fourth quarter 2019
◦Net interest margin of 2.98%
◦Return on average assets ("ROAA") of 1.39%
◦Return on average common equity ("ROACE") of 12.53%
◦Return on average tangible common equity ("ROATCE") of 13.69%1
◦Efficiency ratio of 38.34%

•Balance Sheet
◦Average assets of $11.1 billion
◦Book value per share of $39.05 (up 9% since the end of 2019)
◦Tangible book value per share of $35.74 (up 9.4% since the end of 2019)1
◦Total risk based capital ratio of 17.04%
◦Annualized net charge-off ratio to average loans of 0.28%
◦Nonperforming assets to total assets of 0.59%
◦Allowance for credit losses to total loans of 1.41%

1 A reconciliation of GAAP financial measures is provided in the tables that accompany this document.

Susan G. Riel, President and Chief Executive Officer of Eagle Bancorp, Inc. commented, "We ended a very challenging year with two strong quarters, which is a testament to the strength and resiliency of our franchise, our people and the market we serve. For the year, we generated net income of $132.2 million while provisioning $45.6 million to increase our allowance for credit losses as a response to the COVID-19 pandemic along with the adoption of CECL at the beginning of the year. Full year returns also remained strong with a ROAA of 1.28% and a ROATCE of 12.03%2. Recognition must also be given to our residential mortgage division which had a banner year in a low-rate environment generating gain on sale of loans of $21.8 million, more than two-and-a-half times the amount in 2019."

"2020 was also a year when our balance sheet grew by $2.1 billion, with deposits growing by almost $2 billion. The flow of deposits continued throughout the year, and given the COVID-19 pandemic could not be economically deployed into loans, creating excess liquidity. This liquidity was a significant factor that brought the net interest margin under 3% for the first time ever."

"In spite of all the headwinds, we continue to manage an efficient and well-capitalized bank. We remain a leader among our peers with an efficiency ratio of 38.34% and with total risk-based capital of 17.04% at year-end 2020, we are well situated for when loan growth resumes."

"We once again thank all of our employees for their commitment and diligence in serving client needs and following safe health practices. As we look toward the new year, we remain focused on strong and balanced operating performance. We will continue to proactively manage any credit concerns while delivering best-in-class service to our customers. We will continue to exercise prudent oversight of expenses, while retaining an infrastructure that is competitive, supports our growth initiatives, and proactively enhances our risk management systems as we position ourselves for future growth.”

Balance Sheet Highlights

•Total assets at December 31, 2020 were $11.1 billion, a 24% increase as compared to $9.0 billion at December 31, 2019, and a 10% increase as compared to $10.1 billion at September 30, 2020.

•Total loans (excluding loans held for sale) were $7.8 billion at December 31, 2020, a 3% increase as compared to $7.5 billion at December 31, 2019, and a 2% decrease as compared to $7.9 billion at September 30, 2020. Paycheck Protection Program ("PPP") loans represented $454.8 million of total loans at the end of the fourth quarter. Excluding PPP loans, the decrease in loan balance during the fourth quarter 2020 is mostly attributable to the successful completion of construction projects and the related construction loan payoffs.

•Loans held for sale amounted to $88.2 million at December 31, 2020 as compared to $56.7 million at December 31, 2019, a 56% increase, and $79.1 million at September 30, 2020, a 12% increase.

•Investment portfolio totaled $1.2 billion at December 31, 2020, a 36% increase from the $843.4 million balance at December 31, 2019, and 18% increase from $977.6 million at September 30, 2020. This was due primarily to the deployment of deposit inflows into higher yielding assets.

•Total deposits at December 31, 2020 were $9.2 billion, compared to deposits of $7.2 billion at December 31, 2019, a 27% increase, and a 12% increase compared to deposits of $8.2 billion at
2 A reconciliation of GAAP financial measures is provided in the tables that accompany this document.

September 30, 2020. The increase in deposits was attributable to the continued inflow of deposits across noninterest bearing and money market categories.

•Total borrowed funds (excluding customer repurchase agreements) were $568.1 million at December 31, 2020, compared to $467.7 million at December 31, 2019, and $568.0 million at September 30, 2020.

•Total shareholders’ equity increased 4% to $1.24 billion at December 31, 2020 compared to $1.19 billion at December 31, 2019, and increased 1% from $1.22 billion at September 30, 2020. The increase in shareholders’ equity at December 31, 2020 compared to the same period in 2019 was primarily the result of growth in retained earnings partially offset by $61.4 million in stock repurchases, dividends declared of $28.3 million, by the day one CECL entry of $10.9 million net of taxes, and by a $12.5 million increase in other comprehensive income, net of taxes.

In the fourth quarter of 2020, the Company completed repurchases under the Stock Repurchase Plan approved in August 2019. In December 2020, the Board of Directors approved a new stock repurchase plan of up to 1,588,848 shares, or approximately 5% of shares outstanding, which commenced January 1, 2021.

	December 31, 2020	September 30, 2020	December 31, 2019	Change since September 30, 2020	Change since December 31, 2019
Book value per share	$39.05	$37.96	$35.82	2.9%	9.0%
Tangible book value per share	$35.74	$34.70	$32.67	3.0%	9.4%
Actual shares outstanding (in millions)	31.78	32.23	33.24	(1.4)%	(4.4)%

•Capital ratios remain substantially in excess of regulatory minimum requirements. Risk based capital ratios and common equity tier 1 were positively impacted by continued strong earnings and relatively little change in outstanding loans. The other three ratios of leverage, common equity and tangible common equity were adversely impacted by the strong asset growth driven largely by deposit inflows.

	December 31, 2020	September 30, 2020	December 31, 2019	Change since September 30, 2020	Change since December 31, 2019
Total Risk Based Capital	17.04%	16.72%	16.20%	1.90%	5.20%
Common Equity Tier 1	13.49%	13.19%	12.87%	2.27%	4.82%
Tier 1 Risk Based Capital	13.49%	13.19%	12.87%	2.27%	4.82%
Tier 1 Leverage	10.31%	10.82%	11.62%	(4.70)%	(11.30)%
Common Equity Ratio	11.16%	12.11%	13.25%	(7.80)%	(15.80)%
Tangible Common Equity Ratio	10.31%	11.18%	12.22%	(7.80)%	(15.60)%

Income Statement Highlights (4th Quarter 2020 vs. 4th Quarter 2019)

•Net interest income was $81.4 million for the three months ended December 31, 2020 and $80.7 million for the same period in 2019. Overall, the increase in average earning assets of 19% was substantially offset by the reduction in net interest margin.

•Net interest margin was 2.98% for the three months ended December 31, 2020, as compared to 3.49% for the three months ended December 31, 2019, which reflects the impact of lower market interest rates and higher cash balances given strong deposit flows, partially offset by improved funding mix and lower funding costs. Additionally, the net interest margin was negatively impacted by approximately two basis points for the quarter due to lower rates on PPP loans (versus excluding PPP loans). Average liquidity for the fourth quarter of 2020 was $1.78 billion versus $739 million for the fourth quarter of 2019.

•Provision for credit losses was $4.9 million for the three months ended December 31, 2020 as compared to $2.9 million for the three months ended December 31, 2019. The higher provisioning in the fourth quarter of 2020, as compared to the fourth quarter of 2019, was primarily due to the impact of COVID-19 on our actual and expected future credit losses, as modeled under the new CECL accounting standard.

•Net charge-offs of $5.5 million in the fourth quarter of 2020 represented an annualized 0.28% of average loans, excluding loans held for sale, as compared to $3.0 million, or an annualized 0.16% of average loans, excluding loans held for sale, in the fourth quarter of 2019. Net charge-offs in the fourth quarter of 2020 were attributable primarily to a single restaurant credit of $4.1 million.

•Noninterest income for the three months ended December 31, 2020 increased to $9.9 million from $6.7 million for the three months ended December 31, 2019, a 47% increase. The increase was primarily due to a substantially higher gain on the sale of residential mortgage loans of $5.9 million for the fourth quarter of 2020 as compared to $2.5 million for the fourth quarter of 2019. Residential mortgage loans made in the fourth quarter of 2020 were made exclusively on a best efforts basis, whereas residential mortgage loans made in the fourth quarter of 2019 were made predominantly on a mandatory basis. Underlying these gains were residential mortgage loan locked commitments of $427.5 million for the fourth quarter of 2020 as compared to $203.2 million for the fourth quarter of 2019.

•Noninterest expenses totaled $35.0 million for the three months ended December 31, 2020, as compared to $34.7 million for the three months ended December 31, 2019, a 1% increase. The major items of note were legal and FDIC fees.

•Legal, accounting and professional fees were $2.3 million in the fourth quarter of 2020, down from $4.1 million in the fourth quarter of 2019. Included in the $2.3 million are expenses of $1.1 million primarily associated with the previously disclosed and ongoing governmental investigations and class action lawsuit. Additionally, this $1.1 million is net of recognized receivables for expected insurance recoveries of legal expenditures where we believe recovery is probable pursuant to our D&O insurance policies. The Company does not include any offset for potential claims we may have in the future as to which recovery is impossible to predict at this time.
•FDIC expenses were $2.4 million in fourth quarter of 2020, up from $879 thousand in the fourth quarter of 2019. The increase is primarily due to nonrecurring $633 thousand credit in 2019 and a higher assessment base in 2020 resulting from growth in total assets.

•Efficiency ratio was 38.34% for the fourth quarter of 2020,improved from 39.71% for the fourth quarter of 2019 as revenue exceeded the increase in noninterest expenses.

•Effective income tax rate for the fourth quarter of 2020 was 23.7% as compared to 28.8% for the fourth quarter of 2019. The decrease was due primarily to a decrease in nondeductible expenses, state taxes and adjustments related to the completion of the 2019 tax returns.

Income Statement Highlights (Full Year 2020 vs. Full Year 2019)

•Net interest income was $321.6 million for the year ended December 31, 2020, versus $324.0 million for the year ended December 31, 2019. Overall, the increase in average earnings assets of 17% was offset by the reduction in net interest margin.

•Net interest margin was 3.19% for the year ended December 31, 2020, as compared to 3.77% for the year ended December 31, 2019. This decline was due to the sharply lower interest rate environment in 2020 as compared to 2019, and to substantially higher on balance sheet liquidity.

◦While the Company has been proactive in lowering its cost of funds (0.68% for the year ended December 31, 2020 compared to 1.23% in 2019), the yield on earning assets also declined by 113 basis points (from 5.00% to 3.87%).
◦Average on balance sheet liquidity was $1.2 billion for the year 2020 as compared to $415 million for the year 2019.
◦Additionally, the net interest margin was negatively impacted by approximately nine basis points due to lower rates on PPP loans as compared to non-PPP loans.

•Provision for credit losses was $45.6 million for the year ended December 31, 2020 as compared to $13.1 million for the year ended December 31, 2019. The higher provisioning for the year ended December 31, 2020, as compared to the same period in 2019, is primarily due to the implementation of CECL (effective January 1, 2020) and the impact of COVID-19 on our actual and expected future credit losses.

•Net charge-offs of $20.1 million for the year ended December 31, 2020 represented 0.26% of average loans, excluding loans held for sale, as compared to $9.4 million, or 0.13% of average loans, excluding loans held for sale, in the year ended December 31, 2019. Net charge-offs in 2020 consisted primarily of $12 million in commercial loans, $7.2 million in commercial real estate loans, and $815 thousand in mortgage loans.

•Noninterest income for the year ended December 31, 2020 increased to $45.7 million from $25.7 million for the year ended December 31, 2019, a 78% increase. The increase was due substantially to higher gains on the sale of residential mortgage loans of $21.8 million in 2020 as compared to $8.2 million in 2019. Underlying these gains were residential mortgage loan locked commitments of $1.9 billion in 2020 as compared to $877.3 million in 2019.

•Noninterest expenses totaled $144.2 million for the year ended December 31, 2020, as compared to $139.9 million for the year ended December 31, 2019, a 3% increase.

•Salaries and employee benefits were $74.4 million, a decrease of $5.4 million or 7% for the year ended December 31, 2020 compared to $79.8 million for the same period in 2019. The decrease was primarily due to the $6.2 million of largely nonrecurring charges accrued in the first quarter of 2019 related to share-based compensation awards and the resignation of our former CEO and Chairman in March 2019, of which a portion was released in the second quarter of 2020. The decrease was partially offset by higher salaries attributable to merit increases and increased headcount in 2020.
•Legal, accounting and professional fees were $16.4 million for the year ended December 31, 2020, an increase of $4.2 million or 35% year-over-year. Legal fees and expenditures of $9.1 million for the year ended December 31, 2020 were primarily associated with previously disclosed ongoing governmental investigations and related subpoenas and document requests and our defense of the previously disclosed class action lawsuit. The amount of legal fees and expenditures for the year is net of the probable expected insurance coverage recovery pursuant to our D&O insurance policies but does not include any offset for potential claims we may have in the future as to which recovery is impossible to predict at this time
•FDIC expenses were $7.9 million in 2020, up from $3.2 million in 2019. The year-over-year increase is primarily due to a nonrecurring credit in 2019 and a higher assessment base in 2020 resulting from growth in total assets.

•Efficiency Ratio for 2020 was 39.25% as compared to 39.99% for 2019.

•Effective income tax rates were 24.9% and 27.4% for 2020 and 2019, respectively. The decrease in the effective tax rate was due primarily to a decrease in nondeductible expenses, state taxes and adjustments related to the completion of the 2019 tax returns.

Additional Quarterly Financial Commentary

•Loans Closed/Payoffs: New loans closed in the fourth quarter of 2020 were similar to the level closed in the fourth quarter of 2019, but were outpaced by loan payoffs in the fourth quarter of 2020. Unfunded commitments declined to $1.99 billion as of December 31, 2020 as compared to $2.28 billion as of December 31, 2019.

•Loan Mix: In addition to the current sharply lower interest rate environment as compared to 2019, there has been less focus on higher risk and higher yielding construction lending and more attention towards strong commercial real estate credits secured by stabilized income producing properties. The yield on the loan portfolio was 4.50% for the fourth quarter of 2020 as compared to 5.18% for the fourth quarter of 2019 and 4.46% for the third quarter of 2020.

•Paycheck Protection Program: As a Small Business Administration ("SBA") preferred lender, the Bank actively participated in the PPP, and at December 31, 2020 had an outstanding balance of PPP loans of $454.8 million to just over 1,400 businesses. The stated rate for these loans is 1.00%. For the fourth quarter of 2020, the average yield which includes fee amortization was 2.55%. The lower loan yield on these PPP loans negatively affected fourth quarter loan portfolio yields by 12 basis points. For 2020, the average yield which includes fee amortization was 2.48%. The lower loan yield on these PPP loans negatively affected our twelve month loan portfolio yields in 2020 by 21 basis points. Excluding PPP loans, loan yields were 4.62% for the fourth quarter of 2020, and were 4.87% for the full year 2020.

•Deposit Mix: The Company continues to emphasize achieving core deposit growth and we continue to seek well-structured new loan opportunities. The mix of noninterest deposits to total deposits remained favorable and averaged 33% in the fourth quarter of 2020, as compared to 30% in the fourth quarter of 2019. Certain long-term core fiduciary clients increased their deposit balances in the fourth quarter of 2020 seeking some nominal interest income as market interest rates continued to remain quite low. While the Bank was able to invest these deposits into earning assets, the spreads were narrow and contributed to a decline in the net interest margin.

•Nonperforming Loans and Assets: At December 31, 2020, the Company’s nonperforming loans were $60.9 million (0.79% of total loans) as compared to $48.7 million (0.65% of total loans) at

December 31, 2019. Nonperforming assets amounted to $65.9 million (0.59% of total assets) at December 31, 2020 compared to $50.2 million (0.56% of total assets) at December 31, 2019.

•CECL: The Company adopted the new CECL accounting standard (ASC 326) in the first quarter of 2020. The Company made an initial adjustment to the allowance for credit losses of $10.6 million along with $4.1 million to the reserve for unfunded commitments. This adjustment increased the ratio of the allowance to total loans from 0.98% at December 31, 2019 to 1.12% at January 1, 2020. Based on our ongoing risk analysis and modeling under the CECL allowance methodology, the Company further increased the allowance for credit losses to 1.40% at September 30, 2020 and 1.41% of total loans as of December 31, 2020, which reflects COVID-19 risks assessments and an updated unemployment forecast for the Washington, D.C. metropolitan area. Additionally, the qualitative risk factors have been increased associated with our higher mix of Accommodation & Food Services industry loans. The allowance for credit losses of $109.6 million at December 31, 2020 represented 180% of nonperforming loans at that date, as compared to a coverage ratio of 190% at September 30, 2020, and 151% at December 31, 2019.

•Loan Deferrals: Management is closely monitoring borrowers and remains attentive to signs of deterioration in borrowers’ financial conditions and is proactively taking steps to mitigate risk as appropriate. Significant effort has been placed on moving loans off of deferral status. As of September 30, 2020, a total of 321 notes were on deferral status representing $851 million in outstanding exposure or 10.8% of total loans. As of December 31, 2020, deferrals had been reduced to 36 notes with $72.4 million in outstanding exposure or 0.9% of gross loans. The table that follows provides additional detail on deferrals by Industry/Collateral Type.

(dollars in millions)
Industry/Collateral Type	Number of Notes[1]	Total Outstanding (in millions)[1]	Deferred Note Count	Total Deferred Outstanding (in millions)	% Outstanding Deferred	Weighted Avg LTV of RE Collateral	Avg Loan Size (in millions)
Hotels	43	$529	$—	$—	—%	N/A	N/A
Transportation & Warehousing	60	$171	$29	$38	22%	70%	$1
Restaurants	393	$238	$2	$5	2%	75%	$3
Retail	139	$276	$1	$4	1%	75%	$4
Other Real Estate	911	$3,688	$2	$6	>0.5	44%	$3
Healthcare	197	$274	$1	$19	7%	87%	$19
Art/Entertainment/Recreation	66	$139	$—	$—	—%	N/A	N/A
Other	4,473	$2,445	$1	$0.4	>0.5	68%	$1
Total	6,282	$7,760	$36	$72.4	1%	N/A	N/A
1 Includes 1,433 notes and $455 million in PPP loans.

•COVID-19 Loan Deferral Migration: The table below shows the migration of the $851 million deferred loans from September 30, 2020 through December 31, 2020. The $791 million represents the updated balance of the deferred loan population from September 30, 2020. The subsequent columns represent the collateral support and disposition of those loans. All loans that received a second deferral were automatically downgraded and added to our watch list to raise visibility within the loan portfolio.

(dollars in millions)
Industry/Collateral Type	September 30, 2020 Balances	Payoffs	Other Payments/ Adv	December 31, 2020 Balance	Weighted Avg LTV of RE Collateral	Current-Pass Rated	Current- Watch List	30-89 Past Due	Non Performing Loans
Hotels	$387	$(36)	<0.5	$351	60%	7	298	46	0
Transportation & Warehousing	$134	$—	$4	$138	64%	0	138	0	0
Restaurants	$115	$(26)	$(2)	$87	64%	18	44	11	14
Retail	$73	$4	<0.5	$77	69%	3	72	1	0
Other Real Estate	$34	$(1)	<0.5	$33	45%	5	24	5	0
Healthcare	$28	$—	<0.5	$28	84%	2	20	0	6
Art/Entertainment/Recreation	$23	$—	<0.5	$22	15%	4	10	8	0
Other	$57	$(2)	$(1)	$55	74%	27	26	2	<0.5
Total	$851	$(61)	$1	$791	62%	66	632	73	20

•TDRs: None of the deferrals are reflected as troubled debt restructurings ("TDRs") in the Company’s balance sheet and asset quality measures due to the provision of the Coronavirus Aid Relief and Economic Security Act (the "CARES Act") that permits U.S. financial institutions to temporarily suspend the GAAP requirements to treat such short-term loan modifications as TDRs. These provisions have also been confirmed by interagency guidance issued by the federal banking agencies and confirmed with staff members of the Financial Accounting Standards Board. Other loan portfolio areas of concern at December 31, 2020 and additional COVID-19 loan related matters are discussed below.

•Other Exposures: Industry segments we believe may be more at risk within the Loan Portfolio are presented below as of year end December 31, 2020:

Industry	Principal Balance (in thousands)		% of Loan Portfolio
Accommodation & Food Services	$768,568	1	9.9%
Retail Trade	$98,882	2	1.3%
1 Includes $81,832 of PPP loans.
2 Includes $13,512 of PPP loans.

Accommodation and Food Services exposure represents 9.9% of the Bank’s loan portfolio as of December 31, 2020 among 311 customers. Retail Trade exposure represents 1.3% of the Bank’s loan portfolio. The Bank has ongoing extensive outreach to these customers, and is assisting where necessary with PPP loans and payment deferrals or interest only periods in the short term as customers work with the Bank to develop longer term stabilization strategies as the landscape of the COVID-19 pandemic evolves. The duration and severity of the pandemic will likely impact future credit challenges in these areas.

In addition to the specific industry data listed above, the Bank has exposure on loans secured by commercial real estate of the following property types as of December 31, 2020:

Property Type	Principal Balance (in thousands)	% of Loan Portfolio
Restaurant	$44,541	0.6%
Hotel	$35,741	0.5%
Retail	$377,269	4.9%

Although not evidenced at December 31, 2020, it is anticipated that some portion of the CRE (commercial real estate) loans secured by the above property types could be impacted by the tenancies associated with impacted industries. The Bank is working with CRE investor borrowers and monitoring rent collections as part of our portfolio management process.
•Legal Update: On January 25, 2021, the Company entered into a settlement agreement (to be filed in DC Superior Court) with respect to a previously disclosed shareholder demand letter, covering substantially the same subject matters as the disclosed civil securities class action litigation pending in the United States District Court for the Southern District of New York (SDNY). The demand letter alleges, derivatively on behalf of the Company, that certain named individual directors and officers breached their fiduciary duties with respect to the matters referenced in the demand letter. As required by DC Superior Court administrative procedures, shareholder's counsel will first file a derivative action complaint against the individual directors and officers named in the demand letter, and the Company as nominal Defendant. Then once the complaint is processed and the DC Superior Court dockets the case, shareholder's counsel will file the executed stipulation of settlement accompanied by the shareholder's brief in support of their unopposed motion to approve the settlement. The settlement is subject to certain conditions and limitations, including court approval.

Pursuant to the executed stipulation of settlement of the demand litigation, the Company has agreed to implement certain corporate governance enhancements (many of which are already underway) and to invest an additional $2 million incremental spend above 2020 levels (over the course of three years) to enhance its corporate governance, and risk and compliance controls and infrastructure. The Company has made significant improvements to its corporate governance and internal controls, including those it described in its 2019 10-K, filed on March 2, 2020. As part of the resolution of the matters that were the subject of the demand letter, once court approval is granted, the Company will make a one-time payment to the shareholder’s counsel in the amount of $500,000 for attorneys’ fees and expenses (which one-time amount is expected to be recovered pursuant to the Company’s D&O insurance policy).

The stipulation of settlement further provides for releases by the demanding shareholder on behalf of all Eagle Bancorp shareholders of liability with respect to the subject matters described in the demand letter and any other potential future shareholder derivative claims against all current and former Company and EagleBank officers and directors, and a release by the Company of certain claims against all current and former officers and directors, subject to court approval. The stipulation of settlement does not include or constitute an admission, concession, or finding of any fault, liability, or wrongdoing by the Company, EagleBank or any defendant. Although the Company believes the stipulation of settlement is in the best interests of the Company’s shareholders, there can be no assurance that the stipulation of settlement will be approved by the court.

The previously disclosed putative securities class action against the Company and certain of its current and former officers and directors remains outstanding. However, on December 23, 2020, the securities class action plaintiffs and defendants filed a stipulation to stay the class action litigation pending a non-binding mediation in the spring of 2021, on a date to be determined. The SDNY so-ordered the stipulation on December 24, 2020. There can be no assurance, however, that the Class Action litigation will be settled.

Additional financial information: The financial information which follows provides more detail on the Company’s financial performance for the three months and full year ended December 31, 2020 as compared to the three months and full year ended December 31, 2019 as well as providing eight quarters of trend data. Persons wishing additional information should refer to the Company’s annual report on Form 10-K for the year ended December 31, 2019, the Company's quarterly reports on Form 10-Q for the quarters ended March 31, 2020, June 30, 2020, and September 30, 2020, respectively, and other reports filed with the Securities and Exchange Commission (the “SEC”).

About Eagle Bancorp: The Company is the holding company for EagleBank, which commenced operations in 1998. The Bank is headquartered in Bethesda, Maryland, and operates through twenty branch offices, located in Suburban Maryland, Washington, D.C. and Northern Virginia. The Company focuses on building relationships with businesses, professionals and individuals in its marketplace.

Conference Call: Eagle Bancorp will host a conference call to discuss its fourth quarter and year-end 2020 financial results on Thursday, January 28, 2021 at 10:00 a.m. eastern time. The public is invited to listen to this conference call by dialing 1.877.303.6220, conference ID Code 2276066, or by accessing the call on the Company’s website, www.EagleBankCorp.com. A replay of the conference call will be available on the Company’s website through February 11, 2021.
Forward-looking Statements: This press release contains forward-looking statements within the meaning of the Securities Exchange Act of 1934, as amended, including statements of goals, intentions, and expectations as to future trends, plans, events or results of Company operations and policies and regarding general economic conditions. In some cases, forward-looking statements can be identified by use of words such as “may,” “will,” “can,” “anticipates,” “believes,” “expects,” “plans,” “estimates,” “potential,” “continue,” “should,” “could,” “strive,” “feel” and similar words or phrases. These statements are based upon current and anticipated economic conditions, nationally and in the Company’s market (including the macroeconomic and other challenges and uncertainties resulting from the COVID-19 pandemic, including on our credit quality and business operations), interest rates and interest rate policy, competitive factors, and other conditions which by their nature, are not susceptible to accurate forecast and are subject to significant uncertainty. Because of these uncertainties and the assumptions on which this discussion and the forward-looking statements are based, actual future operations and results in the future may differ materially from those indicated herein. For details on factors that could affect these expectations, see the risk factors and other cautionary language included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, the Company’s Quarterly Report on Form 10-Q for the quarters ended March 31, 2020, June 30, 2020 and September 30, 2020, the Company’s upcoming Annual Report on Form 10-K for the year ended December 31, 2020, and in other periodic and current reports filed with the SEC. Readers are cautioned against placing undue reliance on any such forward-looking statements. The Company’s past results are not necessarily indicative of future performance. All information is as of the date of this press release. Any forward-looking statements made by or on behalf of the Company speak only as to the date they are made. Except to the extent required by applicable law or regulation, the Company undertakes no obligation to revise or update publicly any forward-looking statement for any reason.

Eagle Bancorp, Inc.
Consolidated Financial Highlights (Unaudited)
(dollars in thousands, except per share data)
	Three Months Ended December 31,		Years Ended December 31,
	2020	2019	2020	2019
Income Statements:
Total interest income	$94,680	$107,183	$389,986	$429,630
Total interest expense	13,263	26,473	68,424	105,585
Net interest income	81,417	80,710	321,562	324,045
Provision for credit losses	4,917	2,945	45,571	13,091
Provision for Unfunded Commitments	406	—	1,380	—
Net interest income after provision for credit losses	76,094	77,765	274,611	310,954
Noninterest income (before investment gain)	9,722	6,845	43,881	24,182
Gain (loss) on sale of investment securities	165	(111)	1,815	1,517
Total noninterest income	9,887	6,734	45,696	25,699
Total noninterest expense	35,008	34,726	144,162	139,862
Income before income tax expense	50,973	49,773	176,145	196,791
Income tax expense	12,081	14,317	43,928	53,848
Net income	$38,892	$35,456	$132,217	$142,943
Per Share Data:
Earnings per weighted average common share, basic	$1.21	$1.06	$4.09	$4.18
Earnings per weighted average common share, diluted	$1.21	$1.06	$4.08	$4.18
Weighted average common shares outstanding, basic	32,037,099	33,468,572	32,334,201	34,178,804
Weighted average common shares outstanding, diluted	32,075,175	33,498,681	32,383,021	34,210,646
Actual shares outstanding at period end	31,779,663	33,241,496	31,779,663	33,241,496
Book value per common share at period end	$39.05	$35.82	$39.05	$35.82
Tangible book value per common share at period end (1)	$35.74	$32.67	$35.74	$32.67
Dividend per common share	$0.22	$0.22	$0.88	$0.66
Performance Ratios (annualized):
Return on average assets	1.39%	1.49%	1.28%	1.61%
Return on average common equity	12.53%	11.78%	10.98%	12.20%
Return on average tangible common equity	13.69%	12.91%	12.03%	13.40%
Net interest margin	2.98%	3.49%	3.19%	3.77%
Efficiency ratio (2)	38.34%	39.71%	39.25%	39.99%
Other Ratios:
Allowance for credit losses to total loans (3)	1.41%	0.98%	1.41%	0.98%
Allowance for credit losses to total nonperforming loans	179.80%	151.16%	179.80%	151.16%
Nonperforming loans to total loans (3)	0.79%	0.65%	0.79%	0.65%
Nonperforming assets to total assets	0.59%	0.56%	0.59%	0.56%
Net charge-offs (annualized) to average loans (3)	0.28%	0.16%	0.26%	0.13%
Common equity to total assets	11.16%	13.25%	11.16%	13.25%
Tier 1 capital (to average assets)	10.31%	11.62%	10.31%	11.62%
Total capital (to risk weighted assets)	17.04%	16.20%	17.04%	16.20%
Common equity tier 1 capital (to risk weighted assets)	13.49%	12.87%	13.49%	12.87%
Tangible common equity ratio (1)	10.31%	12.22%	10.31%	12.22%
Loan Balances - Period End (in thousands):
Commercial and Industrial	$1,437,433	$1,545,906	$1,437,433	$1,545,906
PPP loans	$454,771	$—	$454,771	$—

(continued)
	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019

Commercial real estate - income producing	$3,687,000	$3,702,747	$3,687,000	$3,702,747
Commercial real estate - owner occupied	$997,694	$985,409	$997,694	$985,409
1-4 Family mortgage	$76,592	$104,221	$76,592	$104,221
Construction - commercial and residential	$873,261	$1,035,754	$873,261	$1,035,754
Construction - C&I (owner occupied)	$158,905	$89,490	$158,905	$89,490
Home equity	$73,167	$80,061	$73,167	$80,061
Other consumer	$1,389	$2,160	$1,389	$2,160
Average Balances (in thousands):
Total assets	$11,141,826	$9,426,220	$10,349,963	$8,853,066
Total earning assets	$10,872,259	$9,160,034	$10,080,239	$8,585,184
Total loans	$7,896,324	$7,532,179	$7,868,523	$7,332,886
Total deposits	$9,227,733	$7,716,973	$8,502,022	$7,231,679
Total borrowings	$596,307	$449,432	$569,446	$383,230
Total shareholders’ equity	$1,235,174	$1,194,337	$1,204,341	$1,172,051
(1) Tangible common equity to tangible assets (the "tangible common equity ratio"), tangible book value per common share, and the annualized return on average tangible common equity are non-GAAP financial measures derived from GAAP based amounts. The Company calculates the tangible common equity ratio by excluding the balance of intangible assets from common shareholders' equity and dividing by tangible assets. The Company calculates tangible book value per common share by dividing tangible common equity by common shares outstanding, as compared to book value per common share, which the Company calculates by dividing common shareholders' equity by common shares outstanding. The Company calculates the annualized return on average tangible common equity ratio by dividing net income available to common shareholders by average tangible common equity which is calculated by excluding the average balance of intangible assets from the average common shareholders’ equity. The Company considers this information important to shareholders as tangible equity is a measure that is consistent with the calculation of capital for bank regulatory purposes, which excludes intangible assets from the calculation of risk based ratios and as such is useful for investors, regulators, management and others to evaluate capital adequacy and to compare against other financial institutions. The table below provides reconciliation of financial measures defined by GAAP with non-GAAP financial measures.
(2) Computed by dividing noninterest expense by the sum of net interest income and noninterest income. The efficiency ratio measures a bank’s overhead as a percentage of its revenue.
(3) Excludes loans held for sale.

GAAP Reconciliation (Unaudited)
(dollars in thousands except per share data)
	Three Months Ended	Year Ended	Year Ended	Three Months Ended
	December 31, 2020	December 31, 2020	December 31, 2019	December 31, 2019
Common shareholders' equity		$1,240,891	$1,190,681
Less: Intangible assets		(105,114)	(104,739)
Tangible common equity		$1,135,777	$1,085,942
Book value per common share		$39.05	$35.82
Less: Intangible book value per common share		(3.31)	(3.15)
Tangible book value per common share		$35.74	$32.67
Total assets		$11,117,802	$8,988,719
Less: Intangible assets		(105,114)	(104,739)
Tangible assets		$11,012,688	$8,883,980
Tangible common equity ratio		10.31%	12.22%
Average common shareholders' equity	$1,235,173	$1,204,341	$1,172,051	$1,194,337
Less: Average intangible assets	(105,131)	(104,903)	(105,167)	(104,784)
Average tangible common equity	$1,130,042	$1,099,438	$1,066,884	$1,089,553
Net Income Available to Common Shareholders	$38,892	$132,217	$142,943	$35,456
Average tangible common equity	$1,130,042	$1,099,438	$1,066,884	$1,089,553
Annualized Return on Average Tangible Common Equity	13.69%	12.03%	13.40%	12.91%

Eagle Bancorp, Inc.
Consolidated Balance Sheets (Unaudited)
(dollars in thousands, except per share data)
Assets	December 31, 2020	September 30, 2020	December 31, 2019
Cash and due from banks	$8,435	$7,559	$7,539
Federal funds sold	28,200	30,830	38,987
Interest bearing deposits with banks and other short-term investments	1,752,420	818,719	195,447
Investment securities available for sale, at fair value (amortized cost of $1,129,255, $956,803, and $839,192, and allowance for credit losses of $167, $156, and $0, as of December 31, 2020, September 30, 2020 and December 31, 2019, respectively).	1,151,083	977,570	843,363
Federal Reserve and Federal Home Loan Bank stock	40,104	40,061	35,194
Loans held for sale	88,205	79,084	56,707
Loans	7,760,212	7,880,255	7,545,748
Less allowance for credit losses	(109,579)	(110,215)	(73,658)
Loans, net	7,650,633	7,770,040	7,472,090
Premises and equipment, net	13,553	12,204	14,622
Operating lease right-of-use assets	25,237	27,180	27,372
Deferred income taxes	38,571	36,363	29,804
Bank owned life insurance	76,729	76,326	75,724
Intangible assets, net	105,114	105,165	104,739
Other real estate owned	4,987	4,987	1,487
Other assets	134,531	120,206	85,644
Total Assets	$11,117,802	$10,106,294	$8,988,719

Liabilities and Shareholders' Equity
Deposits:
Noninterest bearing demand	$2,809,334	$2,384,108	$2,064,367
Interest bearing transaction	756,923	823,607	863,856
Savings and money market	4,645,186	3,956,553	3,013,129
Time, $100,000 or more	546,173	553,949	663,987
Other time	431,587	460,568	619,052
Total deposits	9,189,203	8,178,785	7,224,391
Customer repurchase agreements	26,726	24,293	30,980
Other short-term borrowings	300,000	300,000	250,000
Long-term borrowings	268,077	267,980	217,687
Operating lease liabilities	28,022	30,457	29,959
Reserve for unfunded commitments	5,498	5,092	—
Other liabilities	59,384	76,285	45,021
Total liabilities	9,876,910	8,882,892	7,798,038
Shareholders' Equity
Common stock, par value $.01 per share; shares authorized 100,000,000, shares
issued and outstanding 31,779,663, 32,228,636, and 33,241,496, respectively	315	320	331
Additional paid in capital	427,016	442,592	482,286
Retained earnings	798,061	766,219	705,105
Accumulated other comprehensive income (loss)	15,500	14,271	2,959
Total Shareholders' Equity	1,240,892	1,223,402	1,190,681
Total Liabilities and Shareholders' Equity	$11,117,802	$10,106,294	$8,988,719

Eagle Bancorp, Inc.
Consolidated Statements of Income (Unaudited)
(dollars in thousands, except per share data)
	Three Months Ended December 31,		Years Ended December 31,
Interest Income	2020	2019	2020	2019
Interest and fees on loans	$89,875	$98,916	$368,854	$400,923
Interest and dividends on investment securities	4,301	5,297	18,440	21,037
Interest on balances with other banks and short-term investments	497	2,905	2,601	7,438
Interest on federal funds sold	7	65	91	232
Total interest income	94,680	107,183	389,986	429,630
Interest Expense
Interest on deposits	9,511	23,089	53,566	91,026
Interest on customer repurchase agreements	36	90	293	345
Interest on other short-term borrowings	506	315	1,869	2,298
Interest on long-term borrowings	3,210	2,979	12,696	11,916
Total interest expense	13,263	26,473	68,424	105,585
Net Interest Income	81,417	80,710	321,562	324,045
Provision for Credit Losses	4,917	2,945	45,571	13,091
Provision for Unfunded Commitments	406	—	1,380	—
Net Interest Income After Provision For Credit Losses	76,094	77,765	274,611	310,954
Noninterest Income
Service charges on deposits	988	1,453	4,416	6,247
Gain on sale of loans	5,840	2,600	22,089	8,474
Gain (loss) on sale of investment securities	165	(111)	1,815	1,517
Increase in the cash surrender value of bank owned life insurance	416	418	2,071	1,703
Other income	2,478	2,374	15,305	7,758
Total noninterest income	9,887	6,734	45,696	25,699
Noninterest Expense
Salaries and employee benefits	20,151	19,360	74,440	79,842
Premises and equipment expenses	3,301	3,380	15,715	14,387
Marketing and advertising	1,161	1,200	4,278	4,826
Data processing	2,747	2,251	10,702	9,412
Legal, accounting and professional fees	2,342	4,121	16,406	12,195
FDIC insurance	2,385	879	7,941	3,206
Other expenses	2,921	3,535	14,680	15,994
Total noninterest expense	35,008	34,726	144,162	139,862
Income Before Income Tax Expense	50,973	49,773	176,145	196,791
Income Tax Expense	12,081	14,317	43,928	53,848
Net Income	$38,892	$35,456	$132,217	$142,943
Earnings Per Common Share
Basic	$1.21	$1.06	$4.09	$4.18
Diluted	$1.21	$1.06	$4.08	$4.18

Eagle Bancorp, Inc.
Consolidated Average Balances, Interest Yields And Rates (Unaudited)
(dollars in thousands)
	Three Months Ended December 31,
	2020			2019
	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate
ASSETS
Interest earning assets:
Interest bearing deposits with other banks and other short-term investments	$1,752,046	$496	0.11%	$710,038	$2,905	1.62%
Loans held for sale (1)	70,945	520	2.93%	57,779	524	3.63%
Loans (1) (2)	7,896,324	89,356	4.50%	7,532,179	98,392	5.18%
Investment securities available for sale (2)	1,122,078	4,300	1.52%	831,143	5,297	2.53%
Federal funds sold	30,866	8	0.10%	28,895	65	0.89%
Total interest earning assets	10,872,259	94,680	3.46%	9,160,034	107,183	4.64%
Total noninterest earning assets	378,406			340,186
Less: allowance for credit losses	108,839			74,000
Total noninterest earning assets	269,567			266,186
TOTAL ASSETS	$11,141,826			$9,426,220
LIABILITIES AND SHAREHOLDERS' EQUITY
Interest bearing liabilities:
Interest bearing transaction	$772,056	$511	0.26%	$881,453	$2,284	1.03%
Savings and money market	4,443,676	4,652	0.42%	3,144,249	12,195	1.54%
Time deposits	998,872	4,347	1.73%	1,400,330	8,610	2.44%
Total interest bearing deposits	6,214,604	9,510	0.61%	5,426,032	23,089	1.69%
Customer repurchase agreements	28,259	36	0.51%	31,231	90	1.14%
Other short-term borrowings	300,003	506	0.66%	200,547	315	0.61%
Long-term borrowings	268,045	3,211	4.69%	217,654	2,979	5.36%
Total interest bearing liabilities	6,810,911	13,263	0.77%	5,875,464	26,473	1.79%
Noninterest bearing liabilities:
Noninterest bearing demand	3,013,129			2,290,941
Other liabilities	82,612			65,478
Total noninterest bearing liabilities	3,095,741			2,356,419
Shareholders’ Equity	1,235,174			1,194,137
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$11,141,826			$9,426,020
Net interest income		$81,417			$80,710
Net interest spread			2.69%			2.85%
Net interest margin			2.98%			3.49%
Cost of funds			0.48%			1.15%
(1) Loans placed on nonaccrual status are included in average balances. Net loan fees and late charges included in interest income on loans totaled $6.2 million and $4.7 million for the three months ended December 31, 2020 and 2019, respectively.
(2) Interest and fees on loans and investments exclude tax equivalent adjustments.

Eagle Bancorp, Inc.
Consolidated Average Balances, Interest Yields and Rates (Unaudited)
(dollars in thousands)
	Years Ended December 31,
	2020			2019
	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate
ASSETS
Interest earning assets:
Interest bearing deposits with other banks and other short-term investments	$1,181,591	$2,601	0.22%	$392,245	$7,438	1.90%
Loans held for sale (1)	67,361	2,125	3.15%	40,192	1,565	3.89%
Loans (1) (2)	7,868,523	366,729	4.66%	7,332,886	399,358	5.45%
Investment securities available for sale (1)	929,983	18,440	1.98%	796,608	21,037	2.64%
Federal funds sold	32,781	91	0.28%	23,253	232	1.00%
Total interest earning assets	10,080,239	389,986	3.87%	8,585,184	429,630	5.00%
Total noninterest earning assets	371,345			339,565
Less: allowance for credit losses	101,621			71,683
Total noninterest earning assets	269,724			267,882
TOTAL ASSETS	$10,349,963			8,853,066
LIABILITIES AND SHAREHOLDERS' EQUITY
Interest bearing liabilities:
Interest bearing transaction	$783,568	$3,190	0.41%	$743,361	$6,491	0.87%
Savings and money market	3,925,413	26,271	0.67%	2,873,054	50,042	1.74%
Time deposits	1,149,185	24,105	2.10%	1,404,748	34,493	2.46%
Total interest bearing deposits	5,858,166	53,566	0.91%	5,021,163	91,026	1.81%
Customer repurchase agreements	29,345	293	1.00%	30,024	345	1.15%
Other short-term borrowings	280,126	1,870	0.66%	135,699	2,298	1.67%
Long-term borrowings	259,975	12,696	4.80%	217,507	11,916	5.40%
Total interest bearing liabilities	6,427,612	68,425	1.06%	5,404,393	105,585	1.95%
Noninterest bearing liabilities:
Noninterest bearing demand	2,643,856			2,210,516
Other liabilities	74,154			66,106
Total noninterest bearing liabilities	2,718,010			2,276,622
Shareholders’ equity	1,204,341			1,172,051
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$10,349,963			$8,853,066
Net interest income		$321,561			$324,045
Net interest spread			2.81%			3.05%
Net interest margin			3.19%			3.77%
Cost of funds			0.68%			1.23%
(1) Loans placed on nonaccrual status are included in average balances. Net loan fees and late charges included in interest income on loans totaled $22.3 million and $17.8 million for the years ended December 31, 2020 and 2019, respectively.
(2) Interest and fees on loans and investments exclude tax equivalent adjustments.

Statements of Income and Highlights Quarterly Trends (Unaudited)
(dollars in thousands, except per share data)
		Three Months Ended
	December 31,	September 30,	June 30,	March 31,	December 31,	September 30,	June 30,	March 31,
Income Statements:	2020	2020	2020	2020	2019	2019	2019	2019
Total interest income	$94,680	$93,833	$97,672	$103,801	$107,183	$109,034	$108,279	$105,134
Total interest expense	13,262	14,795	16,309	24,057	26,473	28,045	26,950	24,117
Net interest income	81,418	79,038	81,363	79,744	80,710	80,989	81,329	81,017
Provision for credit losses	4,917	6,607	19,737	14,310	2,945	3,186	3,600	3,360
Provision for unfunded commitments	406	(2,078)	940	2,112	—	—	—	—
Net interest income after provision for credit losses	76,095	74,509	60,686	63,322	77,765	77,803	77,729	77,657
Noninterest income (before investment gain (loss))	9,722	17,729	11,782	4,648	6,845	6,161	5,797	5,379
Gain (loss) on sale of investment securities	165	115	713	822	(111)	153	563	912
Total noninterest income	9,887	17,844	12,495	5,470	6,734	6,314	6,360	6,291
Salaries and employee benefits	20,151	19,388	17,104	17,797	19,360	19,095	17,743	23,644
Premises and equipment	3,301	5,125	3,468	3,821	3,380	3,503	3,652	3,852
Marketing and advertising	1,161	928	1,111	1,078	1,200	1,210	1,268	1,148
Other expenses	10,396	11,474	13,209	14,651	10,786	9,665	10,696	9,660
Total noninterest expense	35,009	36,915	34,892	37,347	34,726	33,473	33,359	38,304
Income before income tax expense	50,973	55,438	38,289	31,445	49,773	50,644	50,730	45,644
Income tax expense	12,081	14,092	9,433	8,322	14,317	14,149	13,487	11,895
Net income	38,892	41,346	28,856	23,123	35,456	36,495	37,243	33,749
Per Share Data:
Earnings per weighted average common share, basic	$1.21	$1.28	$0.90	$0.70	$1.06	$1.07	$1.08	$0.98
Earnings per weighted average common share, diluted	$1.21	$1.28	$0.90	$0.70	$1.06	$1.07	$1.08	$0.98
Weighted average common shares outstanding, basic	32,037,099	32,229,322	32,224,695	32,850,112	33,468,572	34,232,890	34,540,152	34,480,772
Weighted average common shares outstanding, diluted	32,075,175	32,250,885	32,240,825	32,875,508	33,498,681	34,255,889	34,565,253	34,536,236
Actual shares outstanding at period end	31,779,663	32,228,636	32,224,756	32,197,258	33,241,496	33,720,522	34,539,853	34,537,193
Book value per common share at period end	$39.05	$37.96	$36.86	$36.11	$35.82	$35.13	$34.30	$33.25
Tangible book value per common share at period end (1)	$35.74	$34.70	$33.62	$32.86	$32.67	$32.02	$31.25	$30.20
Dividend per common share	$0.22	$0.22	$0.22	$0.22	$0.22	$0.22	$0.22	$—
Performance Ratios (annualized):
Return on average assets	1.39%	1.57%	1.12%	0.98%	1.49%	1.62%	1.74%	1.62%
Return on average common equity	12.53%	14.46%	9.84%	7.81%	11.78%	12.09%	12.81%	12.12%
Return on average tangible common equity	13.69%	15.93%	10.80%	8.56%	12.91%	13.25%	14.08%	13.38%
Net interest margin	2.98%	3.08%	3.26%	3.49%	3.49%	3.72%	3.91%	4.02%
Efficiency ratio (2)	38.34%	38.10%	37.18%	43.83%	39.71%	38.34%	38.04%	43.87%
Other Ratios:
Allowance for credit losses to total loans (3)	1.41%	1.40%	1.36%	1.23%	0.98%	0.98%	0.98%	0.98%
Allowance for credit losses to total nonperforming loans (4)	179.80%	189.83%	184.52%	201.80%	151.16%	127.87%	192.70%	173.72%
Nonperforming loans to total loans (3) (4)	0.79%	0.74%	0.74%	0.61%	0.65%	0.76%	0.51%	0.56%
Nonperforming assets to total assets (4)	0.59%	0.62%	0.69%	0.56%	0.56%	0.66%	0.45%	0.50%
Net charge-offs (annualized) to average loans (3)	0.28%	0.26%	0.36%	0.12%	0.16%	0.08%	0.08%	0.19%
Tier 1 capital (to average assets)	10.31%	10.82%	10.63%	11.33%	11.62%	12.19%	12.66%	12.49%
Total capital (to risk weighted assets)	17.04%	16.72%	16.33%	15.44%	16.20%	16.08%	16.36%	16.22%
Common equity tier 1 capital (to risk weighted assets)	13.49%	13.19%	12.79%	12.14%	12.87%	12.76%	12.87%	12.69%
Tangible common equity ratio (1)	10.31%	11.18%	11.17%	10.70%	12.22%	12.13%	12.60%	12.59%
Average Balances (in thousands):
Total assets	$11,141,826	$10,473,595	$10,326,709	$9,447,663	$9,426,220	$8,923,406	$8,595,523	$8,455,680
Total earning assets	$10,872,259	$10,205,939	$10,056,500	$9,176,174	$9,160,034	$8,655,196	$8,328,323	$8,185,711
Total loans	$7,896,324	$7,910,260	$8,015,751	$7,650,993	$7,532,179	$7,492,816	$7,260,899	$7,038,472
Total deposits	$9,227,733	$8,591,912	$8,482,718	$7,696,764	$7,716,973	$7,319,314	$6,893,981	$6,987,468
Total borrowings	$596,307	$596,472	$598,463	$485,948	$449,432	$345,464	$470,214	$266,209
Total shareholders’ equity	$1,235,174	$1,211,145	$1,179,452	$1,191,180	$1,194,337	$1,197,513	$1,166,487	$1,128,869
(1) Tangible common equity to tangible assets (the "tangible common equity ratio") and tangible book value per common share are non-GAAP financial measures derived from GAAP based amounts. The Company calculates the tangible common equity ratio by excluding the balance of intangible assets from common shareholders' equity and dividing by tangible assets. The Company calculates tangible book value per common share by dividing tangible common equity by common shares outstanding, as compared to book value per common share, which the Company calculates by dividing common shareholders' equity by common shares outstanding. The Company considers this information important to shareholders as tangible equity is a measure that is consistent with the calculation of capital for bank regulatory purposes, which excludes intangible assets from the calculation of risk based ratios and as such is useful for investors, regulators, management and others to evaluate capital adequacy and to compare against other financial institutions.
(2) Computed by dividing noninterest expense by the sum of net interest income and noninterest income.
(3) Excludes loans held for sale.
(4) Nonperforming loans at September 30 , 2019, includes a $16.5 million loan that was brought current shortly after quarter end.